UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2015

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit C1, Ground Floor, Koon Wah Building No. 2 Yuen Shun Circuit Yuen Chau Kok, Shatin New Territories, Hong Kong
(Address of principal executive offices)

+ 852-3147 6600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2015, the board of directors (the “Board”) of Entertainment Gaming Asia Inc. (the “Company”) appointed Dennis (Chi Wai) Tam to the Board.

The Board increased its size from five to six members and appointed Mr. Tam to fill the vacancy. He has over 20 years of experience in corporate finance, accounting, financial control, and mergers & acquisitions. Mr. Tam currently serves as the Group Finance Director and Head of Human Resources & Administration of Melco International Development Limited, a company listed on The Stock Exchange of Hong Kong Limited. Mr. Tam is also an executive director of MelcoLot Limited, a company also listed on The Stock Exchange of Hong Kong Limited.

Mr. Tam obtained his Master Degree in Accounting from Monash University, completed his Ph.D. program at Washington Intercontinental University and trained at Harvard Business School in Cambridge, Massachusetts. He is the chairman of the board for Greater China for the Institute of Certified Management Accountants (Australia), a member of CPA Australia and advisor of the General Education Development Committee in Peking University Shenzhen Graduate School. Mr. Tam was awarded “Asia’s Best CFO (Investor Relations)” at the Asian Excellence Awards by Corporate Governance Asia magazine in 2014.

Mr. Tam will serve as a director and stand for re-election at the 2015 annual meeting of shareholders. In addition, the Company will enter into an indemnification agreement with Mr. Tam in connection with his appointment to the Board, which will be in substantially the same form as that entered into with the other directors of the Company

On March 9, 2015, the Company issued a press release announcing Mr. Tam’s appointment to the Board, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits	Method Filing

The following exhibit is filed with this report:

Exhibit 99.1	Press release dated March 9, 2015 regarding the appointment of Dennis (Chi Wai) Tam to the Company’s board of directors.	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: March 9, 2015	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer